Exhibit 4.3

BIOFUEL ENERGY CORP.

CERTIFICATE OF DESIGNATIONS
PURSUANT TO SECTION 151 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

(Par Value $0.01)

The undersigned, being a duly authorized officer of BioFuel Energy Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors, on [   ], 2010, in accordance with Section 151(g) of the General Corporation Law of the state of Delaware, duly adopted the following resolution establishing a series of 2,000,000 shares of the Corporation’s Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share (the “Series A Non-Voting Convertible Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby establishes a series of Series A Non-Voting Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations and preferences and conversion, relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

1.           Designation; Number of Shares.

There shall be created from the 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), authorized to be issued by the Certificate of Incorporation, a series of Preferred Stock designated as “Series A Non-Voting Convertible Preferred Stock” (the “Series A Non-Voting Convertible Preferred Stock”), and the number of shares constituting the Series A Non-Voting Convertible Preferred Stock shall be 2,000,000.  Such number of shares may be increased (but no such increase shall result in an increase of the number of shares of Series A Non-Voting Convertible Preferred Stock outstanding to a number greater than 5,000,000) or decreased by resolution of the Board of Directors adopted and filed pursuant to Section 151(g) of the DGCL, or any successor provision, and by the filing of a certificate of increase or decrease with the Secretary of State of the State of Delaware; provided that no such decrease shall reduce the number of shares of Series A Non-Voting Convertible Preferred Stock to a number less than the number of shares then outstanding; and provided further than no such increase shall be made unless such increase would be permitted by Section 8.

2.           Definitions.  As used in this Certificate of Designations, the following terms shall have the following meanings:

“Additional Stock” means any shares of Common Stock or Common Stock Equivalents issued other than (i) any shares of Common Stock issuable upon exercise of the warrants contemplated by the Loan Agreement by and among the Corporation and the lenders party thereto and Greenlight APE, L.L.C., as Administrative Agent, dated September 24, 2010, as such may be amended from time to time, or (ii) any shares of Common Stock issued or issuable upon conversion of the Series A Non-Voting Convertible Preferred Stock.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“By-Laws” shall mean the Amended and Restated Bylaws of the Corporation.

“Cargill Letter” shall mean the letter agreement dated September 23, 2010 among the Corporation, Cargill, Inc., Cargill Commodity Services, Inc., BFE Operating Company, LLC, Pioneer Trail Energy, LLC and Buffalo Lake Energy, LLC, as such may be amended from time to time.

“Cargill Stock Payment” shall mean the issuance of shares of Series A Non-Voting Convertible Preferred Stock underlying any depositary shares to be issued to Cargill, Inc. in connection with the stock payment to Cargill, Inc. contemplated by clause (B) of the second sentence of the third to last paragraph of the Cargill Letter.

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as such may be amended from time to time.

“Class B Common Stock” shall mean the class B common stock, par value $0.01 per share, of the Corporation.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Equivalents” means any securities, options or rights convertible into or exchangeable for, or entitling the holder thereof to receive, additional shares of Common Stock (other than the Series A Non-Voting Convertible Preferred Stock).

“Conversion Date” shall mean the date of the conversion of shares of Series A Non-Voting Convertible Preferred Stock for shares of Common Stock pursuant to Section 5.

“Conversion Rate” shall be [        ]1, subject to adjustment pursuant to Section 6.

“Corporation” shall mean BioFuel Energy Corp., a corporation organized and existing under the laws of the State of Delaware

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Per Share Closing Price” of the Common Stock on any date means the closing sale price per share (or if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on The Nasdaq Global Market (or such other principal national securities exchange on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the midpoint of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose).

1 To be a fixed number determined by dividing the number of depositary shares actually purchased in the rights offering and pursuant to the Backstop Commitment by 2,000,000.

“Registrar” means the Transfer Agent.

“Requisite Stockholder Approval” means the approval by the holders of the Common Stock and Class B Common Stock of the authorization and issuance of all additional shares of Common Stock issuable upon conversion of all shares of Series A Non-Voting Convertible Preferred Stock at the Conversion Rate.

“Transfer Agent” means The Bank of New York Mellon or any successor transfer agent appointed pursuant to Section 11.

3.           Dividends and Distributions. The holders of shares of Series A Non-Voting Convertible Preferred Stock shall be entitled to receive dividends or distributions (as applicable), out of any assets legally available therefor, when, as and if such dividends or distributions (as applicable) are paid to the holders of the Common Stock; provided that each share of Series A Non-Voting Convertible Preferred Stock shall entitle the holder thereof to receive any such dividends or distributions (as applicable) in an amount equal to the aggregate dividends or distributions that would be entitled to be received by holders of a number of shares of Common Stock equal to one multiplied by the Conversion Rate in effect at the applicable time.  Dividends shall be payable to holders of record of shares of Series A Non-Voting Convertible Preferred Stock on the record date for the corresponding dividend or distribution on the Common Stock.

4.           Liquidation.

a.
In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series A Non-Voting Convertible Preferred Stock shall be entitled to receive and to be paid out of the Corporation’s assets available for distribution to its stockholders, before any payment or distribution is made to holders of Common Stock or any other class of capital stock or series of Preferred Stock established after the original issue date of the Series A Non-Voting Convertible Preferred Stock the terms of which do not expressly provide that such class or series shall rank senior to or on a parity with the Series A Non-Voting Convertible Preferred Stock as to rights upon the liquidation, dissolution or winding up of the Corporation, but after any distribution on any class of capital stock or series of Preferred Stock of the Corporation established after the original issue date of the Series A Non-Voting Convertible Preferred Stock the terms of which expressly provide that such class or series shall rank senior to the Series A Non-Voting Convertible Preferred Stock as to rights upon the liquidation, dissolution or winding up of the Corporation, a liquidation preference in an amount equal to $0.56 multiplied by [         ][2], plus declared but unpaid dividends.

2 To be a fixed number determined by dividing the number of depositary shares actually purchased in the rights offering and pursuant to the Backstop Commitment by 2,000,000.

b.
If, upon the voluntary or involuntary liquidation, winding up or dissolution of the Corporation, the amounts payable with respect to the liquidation preference of the Series A Non-Voting Convertible Preferred Stock and any class of capital stock or series of preferred stock established after the original issue date of the Series A Non-Voting Convertible Preferred Stock, the terms of which expressly provide that such class or series shall rank on a parity with the Series A Non-Voting Convertible Preferred Stock as to rights upon the liquidation, dissolution or winding up of the Corporation (“Parity Stock”) are not paid in full, the holders of the Series A Non-Voting Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of the Corporation’s assets in proportion to the full liquidation preference to which they are entitled.

c.
After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Series A Non-Voting Convertible Preferred Stock will have no right or claim to any of the Corporation’s remaining assets in the event of the Corporation’s liquidation, dissolution or winding up.

d.
Neither the sale, conveyance or other transfer of all or substantially all of the Corporation’s assets or business (other than in connection with the Corporation’s liquidation, dissolution or winding up), nor the Corporation’s merger or consolidation into or with any other person, will be deemed to be the Corporation’s voluntary or involuntary liquidation, dissolution or winding up for purposes of this Section 4.

5.           Conversion.  The  Series A Non-Voting Convertible Preferred Stock shall be converted into Common Stock as follows:

a.
Each outstanding share of Series A Non-Voting Convertible Preferred Stock shall, immediately following the Requisite Stockholder Approval, automatically convert into a number of shares of Common Stock equal to the Conversion Rate.

b.
As soon as practicable after the Conversion Date, the Corporation shall (A) issue and deliver to each record holder of shares of Series A Non-Voting Convertible Preferred Stock as of immediately prior to the Conversion Date one or more certificates representing (or book entry notations representing) the number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment of fractional shares (payable at the Per Share Closing Price of the Common Stock at the close of business on the trading day next preceding the Conversion Date), if any, and (B) pay to such holder, to the extent of funds legally available therefor, all declared but unpaid dividends on the shares of Series A Non-Voting Convertible Preferred Stock that are being converted into Common Stock.  Such conversion shall be made on the Conversion Date, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date, regardless of whether the Corporation shall have actually delivered certificates representing (or book entry notations representing) such shares of Common Stock as of such date.  From and after the Conversion Date, the shares of Series A Non-Voting Convertible Preferred Stock to be converted on the Conversion Date shall no longer be outstanding, and all rights of a holder thereof as a holder of Series A Non-Voting Convertible Preferred Stock shall cease and terminate with respect to such shares (except for (i) the right to receive from the Corporation certificates representing (or book entry notations representing) the Common Stock issuable upon conversion, (ii) the right to receive any payment in lieu of a fractional share of Common Stock and (iii) the right to receive, to the extent of funds legally available therefor, all declared but unpaid dividends on the shares of Series A Non-Voting Convertible Preferred Stock).  If more than one share of Series A Non-Voting Convertible Preferred Stock is being surrendered for conversion at one time by the same holder, then the number of full shares of Common Stock issuable upon conversion shall be calculated on the basis of the aggregate number of shares of Series A Non-Voting Convertible Preferred Stock so surrendered for conversion by such holder at such time.

c.
All shares of Common Stock issued upon conversion of the shares of Series A Non-Voting Convertible Preferred Stock shall, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

6.           Anti-dilution and Recomputations of the Conversion Rate.  The Conversion Rate shall be subject to adjustment from time to time as follows:

a.
Stock Dividends.  If at any time after issuance of the Series A Non-Voting Convertible Preferred Stock the Corporation shall pay or make a dividend or other distribution to holders of its Common Stock solely in shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the record date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and (B) the total number of shares of Common Stock constituting such dividend or other distribution, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination.  Such increase shall become effective immediately after the opening of business on the day following the date fixed for determination of the holders entitled to such dividend or other distribution.

b.
Stock Splits and Reverse Stock Splits.  If at any time after issuance of the Series A Non-Voting Convertible Preferred Stock the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be increased and, conversely, if the outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be decreased, in each case, to equal the product of the Conversion Rate in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be.  Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

c.
Sales of Common Stock at a Price Below $0.56.  If at any time after issuance of the Series A Non-Voting Convertible Preferred Stock the Corporation shall issue and sell any shares of Additional Stock for an aggregate consideration per share less than $0.56, the Conversion Rate in effect immediately prior to each such issuance shall be increased by multiplying the Conversion Rate then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Additional Stock issued for an aggregate consideration per share less than $0.56 and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Additional Stock that the aggregate consideration received by the Corporation for such issuance would purchase at a purchase price per share of $0.56.  For purposes of this Section 6(c), the aggregate number of shares of Additional Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to converting, exchanging or exercising, but without taking into account potential anti-dilution adjustments) of any Common Stock Equivalents shall be deemed to have been issued at the time such Common Stock Equivalents were issued and sold and for a consideration per share (determined on an as-converted to Common Stock basis) equal to the consideration received by the Corporation for any such Common Stock Equivalents, plus the additional consideration, if any, to be received by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents.  In any case in which the Conversion Rate is adjusted upon the issuance of a Common Stock Equivalent, no further adjustment to the Conversion Rate shall be made upon the issuance of Common Stock resulting from the conversion, exchange or exercise of such Common Stock Equivalent.  In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, the Conversion Rate of the Series A Non-Voting Convertible Preferred Stock, to the extent in any way affected by such Common Stock Equivalents, shall be recomputed to reflect such change.  In the case of the issuance of shares of Addition Stock for cash, the consideration shall be deemed to be the aggregate amount of cash paid per share therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of shares of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors.  Such increase shall become effective immediately after the opening of business on the day following the day upon which such issuance occurs.

d.
Consolidation, Merger, etc.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Stock is exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Non-Voting Convertible Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the product of (i) the Conversion Rate then in effect and (ii) the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which a single share of Common Stock is exchanged or changed (assuming the holder of such share of Common Stock exercised any rights of election, if any, exercised by the holders of a majority (or plurality, if applicable) of the Common Stock and received per share the kind and amount of consideration equal to the weighted average of the types and amounts of consideration received by a majority (or plurality, if applicable) of similarly electing (or non-electing, as applicable) holders).

e.
De Minimis Adjustments.  No adjustment to the Conversion Rate need be made pursuant to this Section 6 until all cumulative adjustments amount to 1% or more of the Conversion Rate as last adjusted.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

f.
Notice of Adjustment.  Whenever the Conversion Rate is adjusted, the Corporation shall promptly mail to holders of record of Series A Non-Voting Convertible Preferred Stock (if any), first class, postage prepaid, at the address of such record holders as maintained by the Registrar, a notice of adjustment setting forth in reasonable detail the events giving rise to the adjustment and the calculation of the adjustment.  A copy of such notice shall also be filed with the Registrar.

g.
Rules of Calculation; Treasury Stock.  All calculations under this Section 6 shall be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share.  Except as explicitly provided herein, the number of shares of Common Stock outstanding shall be calculated on the basis of the number of issued and outstanding shares of Common Stock, not including shares held in the treasury of the Corporation.

7.           Voting Rights.  The  Series A Non-Voting Convertible Preferred Stock shall have no voting rights except as required by law or as set forth in Section 8.

8.           Protective Provisions.  So long as any shares of Series A Non-Voting Convertible Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then-outstanding shares of Series A Non-Voting Convertible Preferred Stock, voting separately as a class:

a.
authorize or issue additional shares of Series A Non-Voting Convertible Preferred Stock; provided that no such approval shall be required in respect of any shares of Series A Non-Voting Convertible Preferred Stock to be authorized and issued in connection with the Cargill Stock Payment;

b.
authorize or issue any other series of preferred equity securities which are senior or on parity with respect to liquidation or dividend payments to the Series A Non-Voting Convertible Preferred Stock; or

c.
take any action that would amend, alter or modify the Certificate of Incorporation or By-Laws (whether by merger, consolidation, conversion or otherwise) if such amendment, alteration or modification would adversely affect the rights, preferences or privileges of the holders of the Series A Non-Voting Convertible Preferred Stock.

9.           No Redemption; No Sinking Fund.

a.	The shares of Series A Non-Voting Convertible Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Non-Voting Convertible Preferred Stock.

b.	The shares of Series A Non-Voting Convertible Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

10.         Reissuance of Shares.  Any shares of Series A Non-Voting Convertible Preferred Stock acquired by the Corporation in any manner whatsoever, including upon conversion, shall not be reissued as such and shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation.

11.         Transfer Agent, Registrar, Conversion and Dividend Disbursing Agent.  The duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series A Non-Voting Convertible Preferred Stock shall be the Transfer Agent.  The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent (which successor shall be an independent bank or trust company) who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of shares of Series A Non-Voting Convertible Preferred Stock.  Payments shall be payable by United States dollar check drawn on, or wire transfer (provided that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in the State of New York; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Series A Non-Voting Convertible Preferred Stock register.

12.         Form.  The Series A Non-Voting Convertible Preferred Stock shall initially be issued in the form of one or more definitive shares in fully registered form in substantially the form attached hereto as Exhibit A (each, a “Certificated Series A Non-Voting Convertible Preferred Stock”), which is hereby incorporated in and expressly made a part of this Certificate of Designations.  Each Certificated Series A Non-Voting Convertible Preferred Stock shall reflect the number of shares of Certificated Series A Non-Voting Convertible Preferred Stock represented thereby, and may have notations, legends or endorsements required by law or stock exchange rules (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).  Each Certificated Series A Non-Voting Convertible Preferred Stock shall be registered in the name or names of the person or persons specified by the Corporation in a written instrument to the Registrar.

13.         Severability of Provisions.  If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Non-Voting Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series A Non-Voting Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations which can be given effect without the invalid, unlawful or unenforceable provisions shall, nevertheless, remain in full force and effect.

14.         Notices.  Unless otherwise provided herein, any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of  Series A Non-Voting Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Registrar.

The effective time and date of the series herein certified shall be as of the time and date filed with the Secretary of State of the State of Delaware.

Signed on ____________

Name:
Title:

Signature page to Certificate of Designations
for Series A Non-Voting Convertible Preferred Stock
of BioFuel Energy Corp.

Exhibit A

[FORM OF FACE OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK]

Certificate Number [______]	Number of Shares of Series A Non-Voting
Convertible Preferred Stock [______]

BIOFUEL ENERGY CORP.
Series A Non-Voting Convertible Preferred Stock
(par value $0.01 per share)

BIOFUEL ENERGY CORP., a Delaware corporation (the “Corporation”), hereby certifies that [______] (the “Holder”) is the registered owner of [______] fully paid and non-assessable shares of the Corporation’s designated Series A Non-Voting Convertible Preferred Stock, with a par value of $0.01 per share and a liquidation preference of $[] per share (the “Series A Non-Voting Convertible Preferred Stock”).  The shares of Series A Non-Voting Convertible Preferred Stock are transferable on the books and records of the Registrar, with the written consent of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Non-Voting Convertible Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated [] as the same may be amended from time to time (the “Certificate of Designations”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations.  The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series A Non-Voting Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by an officer of the Corporation this [_______] of [_______] [_______].

BIOFUEL ENERGY CORP.

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series A Non-Voting Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [_______], [_______]

THE BANK OF NEW YORK MELLON, as Registrar

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK]

The shares of Series A Non-Voting Convertible Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Non-Voting Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series A Non-Voting Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:

Signature:
(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)